Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael Branca, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES FIRST QUARTER RESULTS

CLEARWATER, FLORIDA – July 27, 2005 – MTS Medication Technologies (AMEX:MPP) today announced results for the first quarter of fiscal 2006 ended June 30, 2005. Net sales for the first quarter were $10.0 million, consistent with the same period of the prior fiscal year. First quarter net income available to common stockholders was $394,000 compared with a net loss available to common shareholders of $501,000 in the first quarter of the prior fiscal year. First quarter diluted net income per common share was $0.06 compared with a diluted net loss per common share of $0.09 in the first quarter of the prior year. Excluding certain non-operational charges in the first quarter of fiscal 2005, net income available to common stockholders was $486,000 on a pro forma basis and the diluted net income per common share was $0.08.

Although, overall net sales in the first fiscal quarter were consistent with the prior year, sales from consumable products and equipment increased 10%. First quarter sales from OnDemand® systems decreased 56% compared with the same period of the prior fiscal year. The Company realized one OnDemand system sale compared with four in the first quarter of the prior year.

Gross profit margin for the first quarter of fiscal 2006 was 38.9% compared with 37.8% for the same period in fiscal 2005. This increase in margin was caused in part by operating efficiencies in the manufacturing process and a higher percentage of sales from consumable products.

SG&A expenses for the first quarter of fiscal 2006 were $2.6 million compared with $2.2 million for the same period of fiscal 2005. SG&A expenses were 26.5% of revenue in the first quarter of fiscal 2006 compared with 22.3% of revenue in the same period in fiscal 2005. This increase was primarily due to increases in personnel and related expenses supporting the various growth initiatives of the business.

First fiscal quarter operating profit was $795,000 compared with $1,055,000 in the first quarter of the prior year. Excluding certain non-operational charges in the first quarter of fiscal 2005, operating profit was $1.2 million on a pro forma basis.

Todd Siegel, President and Chief Executive Officer, says, “For the first fiscal quarter, we achieved $10.0 million in revenue and strong gross profit margins. In addition, our cash flow from operations enabled the Company to reduce debt by approximately $0.9 million while making investments in product development and infrastructure.

“Our core consumable business continues to perform well, realizing a 10% growth in sales and maintaining strong gross margins. The UK operations continue to experience solid growth and have positively impacted our core business. We installed one OnDemand system in the first quarter, bringing our total installed base to 19. We remain confident that the OnDemand system will play a large role in pharmacy automation in the near future.

“Our SG&A expense increase is primarily due to increases in personnel and related costs. We have made critical hires in virtually all areas of our business. These expenses have been incurred to allow us to enhance our production, product development, technical sales and service capabilities, thereby positioning the Company to take advantage of the many opportunities within our core business, OnDemand, MedLocker™ and other product initiatives. As these product initiatives develop, we anticipate continued investment to maximize their revenue potential.

“We recently upgraded our MedLocker alpha site with the new beta release version of the software and production hardware. The Company also has three additional test sites using MedLocker. One of these beta sites is Hinchingbrooke Hospital in Hinchingbrooke Park, United Kingdom, where MedLocker is servicing their busy emergency department. Although the MedLocker system was designed primarily for long-term care pharmacies, the Company believes there is a significant opportunity to provide MedLocker to hospitals in the UK and small rural hospitals in the US. The Company expects a general release of the MedLocker product in September 2005.”

Siegel concludes, “We believe that our accomplishments during this first quarter keeps us on track in the execution of both our near term and long term business strategies. We recognize that we are on the front end of several exciting initiatives and opportunities and will remain steadfast in pursuing our future plans.”

Notice of Conference Call

Management of the Company will host a conference call July 27, 2005 at 11 a.m. ET. To access the conference call, please call 888-335-6674. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves more than 3,000 institutional pharmacies in the long-term care and correctional facility markets, both domestically and internationally.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise.  Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above.  Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing.  In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements.  In particular, all statements regarding the continuing of any trend or any expected increases in sales are forward-looking statements, as is any statement regarding the number of OnDemand® machines expected to be sold in fiscal year 2005.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
(In Thousands; Except Earnings Per Share Amounts)

	3 Months Ended	3 Months Ended

	June 30, 2005	June 30, 2004

	GAAP	GAAP	Pro Forma Adjustment		Pro Forma

Net Sales	$9,980	$10,013			$10,013
Costs and Expenses:
Cost of Sales	6,101	6,229			6,229
Selling, General and Administrative	2,648	2,231			2,231
Depreciation and Amortization	436	498	125	(1)	373

Total Costs and Expenses	9,185	8,958	125		8,833

Operating Profit	795	1,055	(125)		1,180

Other (Income)/Expenses:
Interest Expense	90	313	120	(2)	193
Amortization of:
Original Issue Discount	0	803	741	(3)	62
Financing Costs	9	475	420	(3)	55

Total Other Expenses	99	1,591	1,281		310

Income (Loss) Before Income Taxes	696	(536)	(1,406)		870

Income Tax Expense (Benefit)	247	(90)	(419	) (4)	329

Net Income (Loss)	$449	$(446)	$(987)		$541

Convertible Preferred Stock Dividends	55	55			55

Net Income Available to Common Stockholders	$394	$(501)	$(987)		$486

Net Income Per Common Share - Basic	$0.07	$(0.09)			$0.09

Net Income Per Common Share - Diluted	$0.06	$(0.09)			$0.08

Weighted Average Shares Outstanding - Basic	5,896	5,549			5,549

Weighted Average Shares Outstanding - Diluted	7,167	5,549			7,186

(1)  Acceleration of amortization of leasehold improvements due to termination of existing lease.
(2)  Prepayment penalty associated with early repayment of subordinated debt.
(3)  Acceleration of amortization of original issue discount and financing costs due to early repayment of subordinated debt.
(4)  Tax effect of pro forma adjustments. Adjusted for the permanent difference between the carrying value of the subordinated note for book and tax purposes.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	June 30, 2005	March 31, 2005

	(Unaudited)

Current Assets:
Cash	$229	$373
Accounts Receivable, Net	5,953	6,930
Inventories, Net	5,771	4,947
Prepaids and Other	218	89
Deferred Tax Benefits	1,578	1,805

Total Current Assets	13,749	14,144

Property and Equipment, Net	4,837	4,871
Other Assets, Net	2,862	2,899

Total Assets	$21,448	$21,914

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$4,207	$4,021
Current Maturities of Long-Term Debt	470	431
Current Maturities of Related Party Note Payable	294	290

Total Current Liabilities	4,971	4,742

Long-Term Debt, Less Current Maturities	4,461	5,492
Related Party Note Payable, Less Current Maturities	666	742
Lease Incentive	342	350

Total Liabilities	10,440	11,326

Stockholders' Equity:
Common Stock	59	59
Preferred Stock	2	2
Capital In Excess of Par Value	13,757	13,786
Accumulated Deficit	(2,482)	(2,931)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	11,008	10,588

Total Liabilities and Stockholders' Equity	$21,448	$21,914

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